Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ModusLink Global Solutions, Inc.:

We consent to the use of our report dated October 15, 2013, with respect to the consolidated balance sheet of ModusLink Global Solutions, Inc. and subsidiaries as of July 31, 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the two-year period ended July 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

February 27, 2015